Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the Annual Report on Form 40-F (the “Annual Report”) of Enerplus Corporation (the “Corporation”), which Annual Report includes the Corporation’s Annual Information Form dated February 21, 2014 for the year ended December 31, 2013, which document makes reference to our firm and our reports dated January 27, 2014 and January 28, 2014, evaluating the Corporation’s oil, natural gas, natural gas liquids, and shale gas interests effective December 31, 2013.

Dallas, Texas, U.S.A.	NETHERLAND, SEWELL & ASSOCIATES, INC.
November 25, 2014
/s/ C. H. (Scott) Rees III, P.E.
C. H. (Scott) Rees III, P.E.
Chairman and Chief
Executive Officer